                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                  CENTURY HILLCRESTE APARTMENT INVESTORS L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                  CENTURY HILLCRESTE APARTMENT INVESTORS L.P.
                         9090 Wilshire Blvd., Suite 201
                        Beverly Hills, California 90211

                                January 9, 1997

Dear Unitholder:

        Everest HillCreste Investors, LLC ("Everest"), mailed you a proxy in December, 1996, soliciting your approval of a sale to Everest of the Partnership's primary asset, the HillCreste (the "Property"), for $40.0 million in cash (the "Everest Proposal"), subject to material conditions set forth therein. This price is less than the independent appraisal of the Property's value at $46.9 million as of February 7, 1996 (the "Appraisal") which the Partnership received and previously reported to you. In addition, the Partnership will shortly be receiving an update of the Appraisal.

        Following receipt of the Everest Proposal, the Partnership has received four non-binding expressions of interest in the Property from unaffiliated third parties. These expressions of interest set forth conditional purchase prices of $41,700,000, $44,700,000, $40,200,000 and $41,000,000. Each has
various material contingencies and conditions which may or may not be able to be satisfied.

        There can be no assurance that any alternative to the Everest Proposal will result in the sale of the Property at a price in excess of the Everest Proposal, or that any transaction will be consummated.

        You should also be aware that under the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), the special limited partner, an affiliate of NAPICO, has, on the terms set forth in the Partnership Agreement, a right of first refusal to purchase the Property for a price and on terms equal to the proposed sale price and terms, and such affiliate may, depending upon the ultimate terms of any sales transaction, elect to exercise such right. In addition, you should also be aware that, under the Partnership Agreement, certain fees and expenses are paid to the general partners and their affiliates as follows: (i) a partnership management fee of $50,000 annually is payable to NAPICO, (ii) HillCreste Properties Inc., the non-managing General Partner of the Partnership and a subsidiary of Lehman Brothers, is entitled to be reimbursed for certain Partnership expenses, not to exceed $50,000 annually, and (iii) NAPICO has a 1% General Partner interest which entitles it to quarterly distributions of 1% (as defined in the Partnership Agreement).

        The following may be deemed to be participants for purposes of this communication: NAPICO, the managing general partner of the Partnership, and its directors: Charles H. Boxenbaum, Bruce E. Nelson, Alan I. Casden, Henry C. Casden, and Brian D. Goldberg; and HillCreste Properties Inc. and its sole director, Rocco F. Andriola. None of these individuals beneficially owns any Units.


        Shortly the Partnership will mail you the proxy statement, required to be filed with the Securities and Exchange Commission, which among other things, may include the expressions of interest.

                               Very truly yours,

                     NATIONAL PARTNERSHIP INVESTMENTS CORP.
                            Managing General Partner